UNITED TRUST GROUP, INC.
5250 S 6TH ST
SPRINGFIELD, IL 62703

BORROWER'S NAME AND ADDRESS
"I" includes each borrower above, jointly and severally.

FIRST NATIONAL BANK OF THE CUMBERLANDS
West main office
1115 West Main Street PO Box 379
Livingston, TN 38570

LENDER'S NAME AND ADDRESS
"You" means the lender, its successors and assigns.

Loan Number 203102286 / 00001
Date 11/15/2001
Maturity Date 11/15/2002
Loan Amount $ 3300000. 00
Renewal Of _____________________

For value  received,  I promise to pay to you,  or your order,  at your  address listed above the PRINCIPAL sum of
**THREE MILLION THREE HUNDRED THOUSAND DOLLARS AND ZERO** **CENTS** Dollars
 $ 3300000.00

____Single  Advance: I will receive all of this principal sum on N/A.  No additional advances are contemplated under this note.

__X__Multiple  Advance:  The principal sum shown above is the maximum  amount of principal I can borrow under this note. On  11/15/2001 I will receive the amount of $ 0.00 and future principal advances are contemplated.

Conditions:  The conditions for future  advances are a.  Only upon such terms and under such  conditions as you may deem  appropriate at the time each advance is requested.

__X__Open  End  Credit:  You and I agree  that I may  borrow  up to the  maximum principal sum more than one time.

This feature is subject to all other conditions and expires on 11/15/2002.

_____Closed End Credit:  You and I agree that I may borrow (subject to all other conditions) up to the maximum principal sum only one time.

INTEREST:  I agree to pay  interest on the  outstanding  principal  balance from
11/15/2001  at the rate of  5.000%  per year until the interest rate as provided for in this note.

__X__Variable Rate: This rate may then change as stated below.

__X__Index Rate: The future rate will be EQUAL TO the following index rate:

THE  LOWEST OF THE U.S.  PRIME RATES AS PUBLISHED IN THE MONEY SECTION OF THE
WALL STREET JOURNAL

_____No  Index:  The future rate will not be subject to any internal or external index. It will be entirely in your control.

__X__Frequency  and  Timing:  The  rate on this  note  may  change  as  often as
MONTHLY.

A change in the interest rate will take effect 1ST DAY OF THE MONTH FOLLOWING
CHANGE.

_____Limitations:  During the term of this loan, the applicable  annual interest rate will not be more than  N/A % or less than N/A %. The rate may not change more than N/A % each N/A.

Effect of Variable  Rate: A change in the interest  rate will have the following effect on the payments:

__X__The  amount of each  scheduled  payment will change.  ____The amount of the final payment will change.

_____  N/A

ACCRUAL METHOD: Interest will be calculated on a ACT/ACT basis.

POST MATURITY  RATE: I agree to pay interest on the unpaid  balance of this note owing after maturity, and until paid in full, as stated below:

__X__on  the same fixed or variable  rate basis in effect  before  maturity  (as indicated above).

_____at a rate equal to N/A.

__X__LATE CHARGE: If a payment is made more than 15 days after it is due,
I agree to pay a late charge of 5% OF THE PAYMENT.

_____ADDITIONAL  CHARGES: In addition to interest,  I agree to pay the following charges  which  ___are  ___are  not  included  in the  principal  amount  above:
N/A

PAYMENTS: I agree to pay this note as follows:

__X__Interest:  I agree  to pay  accrued  interest  2  SEMIANNUALLY  Interest payment (s) on amount advanced beginning May 15, 2002.

__X__Principal: I agree to pay the principal November 15, 2002.

_____Installments:  I agree to pay  this  note in  ______  payments.  The  first payment will be in the amount of $_________ and will be due ___________________.
A payment of $ ___________will be  due__________________  thereafter.  The final payment  of the  entire  unpaid  balance  of  principal  and  interest  will  be due______________________.

_____Unpaid  Interest:  Any accrued  interest  not paid when due (whether due by reason of a schedule of payments or due because of Lender's  demand) will become part of the principal thereafter, and will bear interest at the interest rate in effect from time to time as provided for in this agreement.

PURPOSE: The purpose of this loan is REPURCHASE STOCK

ADDITIONAL TERMS: This loan has a demand feature, however, if no demand is made, the loan is payable according to the terms specified under "Payments" above.

                                    SECURITY
SECURITY  INTEREST:  I give  you a  security  interest  in  all of the  Property described  below that I own or have  sufficient  rights in which to  transfer an interest, now or in the future, wherever the Property is or will be located, and all  proceeds  and  products of the  Property.  "Property"  includes  all parts,
accessories,   repairs,  replacements,   improvements,  and  accessions  to  the
Property; any original evidence of title or ownership;  and all obligations that support the payment or performance of the Property. "Proceeds" includes anything acquired upon the sale, lease,  license,  exchange,  or other disposition of the
Property;  any rights and claims arising from the Property;  and any collections and distributions on account of the Property.

_____Accounts and Other Rights to Payment: All rights to payment, whether or not earned by  performance,  including,  but not limited to, payment for property or services sold, leased, rented,  licensed, or assigned.  This includes any rights and interests (including all liens) which I have by law or agreement against any account debtor or obligor.

_____Inventory: All inventory held for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in my business.

____Equipment: All equipment including, but not limited to, machinery, vehicles, furniture, fixtures, manufacturing equipment, farm machinery and equipment, shop equipment,  office and record keeping equipment,  parts, and tools. The Property includes any equipment described in a list or schedule I give to you, but such a list  is  not  necessary  to  create  a  valid  security  interest  in all of my equipment.

_____Instruments  and  Chattel  Paper:  All  instruments,  including  negotiable instruments and promissory notes and any other writings or records that evidence the right to payment of a  monetary  obligation,  and  tangible  and  electronic chattel paper.

____General Intangibles:  All general intangibles including, but not limited to, tax refunds, patents and applications for patents, copyrights, trademarks, trade secrets, goodwill, trade names, customer lists, permits and franchises,  payment intangibles,  computer  programs  and all  supporting  information  provided  in connection with a transaction  relating to computer  programs,  and the right to use my name.

____Documents:  All documents of title  including,  but not limited to, bills of lading, dock warrants and receipts, and warehouse receipts.

____Farm Products and Supplies: All farm products including, but not limited to, all poultry and livestock and their young,  along with their produce,  products, and replacements; all crops, annual or perennial, and all products of the crops;
and all feed, seed, fertilizer,  medicines,  and other supplies used or produced in my farming operations.

____Government   Payments  and  Programs:   All  payments,   accounts,   general
intangibles,  and  benefits  including,  but not limited  to,  payments in kind,
deficiency  payments,  letters  of  entitlement,   warehouse  receipts,  storage
payments,  emergency assistance and diversion payments,  production  flexibility contracts, and conservation reserve payments under any preexisting,  current, or future federal or state government program.

___Investment  Property: All investment property including,  but not limited to, certificated  securities,  uncertificated  securities,  securities entitlements, securities  accounts,  commodity  contracts,  commodity accounts,  and financial assets.

___Deposit Accounts: All deposit accounts including, but not limited to, demand, time, savings, passbook, and similar accounts.

___Specific Property Description:  The Property includes, but is not limited by, the following: N/A

If this  agreement  covers timber to be cut, enter real estate  description  and record owner information: N/A

The Property will be used for a ___personal  ______business  _____  agricultural
N/A purpose.

Borrower/Owner State of organization/registration (if applicable)

                   ADDITIONAL TERMS OF THE SECURITY AGREEMENT

GENERALLY - This agreement secures this note and any other debt I have with you, now or later.  However,  it will not secure other debts if you fail with respect to such  other  debts,  to make any  required  disclosure  about  this  security agreement or if you fail to give any required notice of the right of rescission.
If  property  described  in this  agreement  is located in another  state,  this agreement may also, in some  circumstances,  be governed by the law of the state in which the Property is located.

NAME AND LOCATION - My name  indicated on page 1 is my exact legal name. If I am an individual,  my address is my principal residence. If I am not an individual, my  address  is the  location  of my chief  executive  offices  or sole place of business. If I am an entity organized and registered under state law, my address is located in the state in which I am registered,  unless otherwise indicated on page 2. I will provide  verification  of  registration  and  location  upon your request.  I will provide you with at least 30 days notice prior to any change in my name, address, or state of organization or registration.

OWNERSHIP  AND  DUTIES  TOWARD  PROPERTY  - I  represent  that I own  all of the
Property,  or to the extent this is a purchase  money  security  interest I will acquire  ownership of the Property  with the proceeds of the loan. I will defend it against any other claim. Your claim to the Property is ahead of the claims of any other creditor.  I agree to do whatever you require to protect your security interest  and to keep your  claim in the  Property  ahead of the claims of other creditors.  I will not do  anything  to harm your  position.  I will not use the
Property  for a purpose  that will  violate any laws or subject the  Property to forfeiture  or  seizure.  I will keep  books,  records  and  accounts  about the
Property and my business in general. I will let you examine these records at any reasonable  time. I will  prepare any report or  accounting  you request,  which deals with the Property. I will keep the Property in my possession and will keep it in good repair and use it only for the purpose(s) described on page 1 of this agreement.  I will not change this  specified  use without your express  written permission.  I represent  that I am the original owner of the Property and, if I am not, that I have provided you with a list of prior owners of the Property.  I will keep the Property at my address listed on page 1 of this agreement,  unless we agree I may keep it at another  location.  If the  Property  is to be used in another  state,  I will give you a list of those states.  I will not try to sell the Property  unless it is inventory or I receive your written  permission to do
so. If I sell the  Property I will have the payment made payable to the order of you and me. You may demand immediate payment of the debt(s) if the debtor is not a natural  person and  without  your prior  written  consent;  (1) a  beneficial interest  in the  debtor  is sold or  transferred,  or (2)  there is a change in either the  identity  or number of members of a  partnership,  or (3) there is a change  in  ownership  of  more  than  25  percent  of  the  voting  stock  of a corporation.  I will pay all taxes and  charges on the  Property  as they become due. You have the right of reasonable access in order to inspect the Property. I will immediately inform you of any loss or damage to the Property.  If I fail to perform any of my duties under this security agreement, or any mortgage, deed of trust, lien or other security interest, you may without notice to me perform the duties or cause them to be  performed.  Your  right to perform  for me shall not create an  obligation  to perform and your  failure to perform will not preclude you from  exercising  any of your other  rights  under the law or this  security agreement.

PURCHASE  MONEY  SECURITY  INTEREST - For the sole purpose of determining the extent of a purchase  money  security  interest  arising under this security agreement:  (a)  payments  on any  nonpurchase  money loan also  secured by this agreement  will not be  deemed  to apply to the  Purchase  Money  Loan,  and (b)
payments  on the  Purchase  Money  Loan  will be  deemed  to apply  first to the nonpurchase  money portion of the loan,  if any, and then to the purchase  money obligations  in the order in which the items of  collateral  were acquired or if acquired at the same time,  in the order  selected by you. No security  interest will be terminated by application of this formula.  "Purchase  Money Loan" means any loan the  proceeds  of which,  in whole or in part,  are used to acquire any collateral  securing the loan and all extensions,  renewals,  consolidations and refinancing of such loan.

PAYMENTS BY LENDER - You are  authorized to pay, on my behalf,  charges I am or may become  obligated  to pay to preserve or protect the secured  property
(such as property insurance premiums).  You may treat those payments as advances and add them to the unpaid principal under the note secured by this agreement or you may demand immediate payment of the amount advanced.

INSURANCE  - I agree to buy  insurance on the Property  against the risks and for the amounts you require and to furnish you continuing proof of coverage.
I will have the insurance company name you as loss payee on any such policy. You may require added security if you agree that  insurance  proceeds may be used to repair or replace the Property.  I will buy insurance from a firm licensed to do business  in the  state  where  you are  located.  The firm  will be  reasonably acceptable to you. The  insurance  will last until the Property is released from this agreement.  If I fail to buy or maintain the insurance (or fail to name you as loss payee) you may purchase it yourself.

WARRANTIES AND  REPRESENTATIONS  - If this agreement includes accounts, I will not settle any account for less than its full value  without  your  written permission. I will collect all accounts until you tell me otherwise. I will keep the  proceeds  from all the  accounts  and any goods which are returned to me or which I take back in trust for you. I will not mix them with any other  property of mine. I will deliver  them to you at your  request.  If you ask me to pay you the full price on any returned  items or items retaken by myself,  I will do so.
You may exercise my rights with respect to obligations  of any account  debtors, or other  persons  obligated  on the  Property,  to pay or perform,  and you may enforce any security interest that secures such obligations.

If this  agreement  covers  inventory,  I will not  dispose  of it  except in my ordinary  course of business at the fair market value for the Property,  or at a minimum price established between you and me.

Any person who signs within this box does so to give you a security  interest in the  Property  described  on this page.  This person does not promise to pay the note.  "I" as used in this security  agreement will include the borrower and any person who signs within this box. Date: _____________________________

Signed:__________________________________________

     If this agreement covers farm products I will provide you, at your request, a written  list of the  buyers,  commission  merchants  or selling  agents to or through whom I may sell my farm products.  In addition to those parties named on this  written  list,  I  authorize  you to notify at your  sole  discretion  any additional  parties  regarding  your security  interest in my farm  products.  I remain  subject to all  applicable  penalties  for  selling my farm  products in violation of my agreement  with you and the Food Security Act. In this paragraph the terms farm products,  buyers,  commission  merchants and selling agents have the meanings given to them in the Federal Food Security Act of 1985.

     If this agreement  covers chattel paper or instruments,  either as original collateral or proceeds of the Property, I will note your interest on the face of the  chattel  paper or  instruments.  REMEDIES  - I will be in  default  on this security agreement if I am in default on any note this agreement secures or if I fail to keep any promise contained in the terms of this agreement. If I default, you have all of the  rights  and  remedies  provided  in the note and  under the
Uniform  Commercial  Code.  You may  require  me to make  the  secured  property available  to you at a place  which  is  reasonably  convenient.  You  may  take possession of the secured  property and sell it as provided by law. The proceeds will be applied  first to your  expenses  and then to the debt.  I agree that 10 days  written  notice sent to my last known  address by first class mail will be reasonable  notice under the Uniform  Commercial  Code. My current address is on page 1.

PERFECTION  OF SECURITY  INTEREST  - I authorize  you to file a financing statement covering the Property. I will comply with,  facilitate,  and otherwise assist you in  connection  with  obtaining  possession  of or  control  over the
Property for purposes of  perfecting  your security  interest  under the Uniform
Commercial Code.

                          ADDITIONAL TERMS OF THE NOTE

DEFINITIONS  - As used on pages 1 and 2, "X" means the terms  that apply to this loan. "I," "me" or "my" means - each Borrower who signs this note and each other person or legal entity  (including  guarantors,  endorsers,  and  sureties)  who agrees to pay this note  (together  referred to as "us").  "You" or "your" means the Lender and its successors and assigns.

APPLICABLE LAW - The law of the state of Tennessee  will govern this  agreement.
Any term of this  agreement  which is  contrary  to  applicable  law will not be effective,  unless the law permits you and me to agree to such a  variation.  If any provision of this agreement cannot be enforced  according to its terms, this fact will not affect the  enforceability of the remainder of this agreement.  No modification  of this agreement may made without your express  written  consent.
Time is of the essence in this agreement.

PAYMENTS - Each  payment I make on this note will first  reduce the amount I owe you for charges which are neither interest nor principal.  The remainder of each payment will then reduce accrued unpaid interest, and then unpaid principal.  If you and I agree to a different  application  of payments,  we will  describe our agreement  on this note.  I may prepay a part of, or the entire  balance of this loan  without  penalty,  unless we specify  to the  contrary  on this note.  Any partial  prepayment will not excuse or reduce any later scheduled  payment until this note is paid in full (unless,  when I make the prepayment,  you and I agree in writing to the contrary).

INTEREST - Interest accrues on the principal remaining unpaid from time to time, until paid in full.  If I receive the  principal in more than one advance,  each advance  will  start to earn  interest  only when I  receive  the  advance.  The interest  rate in effect on this note at any given time will apply to the entire principal sum  outstanding at that time. You and I may provide in this agreement for accrued interest not paid when due to be added to principal. Notwithstanding anything to the contrary,  I do not agree to pay and you do not intend to charge any rate of interest  that is higher than the maximum rate of interest you could charge  under  applicable  law for the  extension of credit that is agreed to in this note (either before or after  maturity).  If any notice of interest accrual is sent and is in error,  we mutually  agree to correct it, and if you  actually collect  more  interest  than  allowed by law and this  agreement,  you agree to refund it to, me.

INDEX RATE - The index will serve only as a device for setting the interest rate on this note. You do not guarantee by selecting this index, or the margin,  that the  interest  rate on this note  will be the same rate you  charge on any other loans or class of loans you make to me or other borrowers.

POST  MATURITY  RATE - For purposes of deciding  when the "Post  Maturity  Rate"
(shown  on page 1)  applies,  the  term  "maturity"  means  the date of the last scheduled  payment  indicated on page 1 of this note or the date you  accelerate payment on the note, whichever is earlier.

SINGLE  ADVANCE LOANS - If this is a single  advance loan, you and I expect that you will make only one advance of principal.  However, you may add other amounts to the principal if you make any payments  described in the "PAYMENTS BY LENDER"
paragraph  on page 2, or if we have agreed that  accrued  interest not paid when due may be added to principal.

MULTIPLE  ADVANCE LOANS - If this is a multiple  advance loan,  you and I expect that you will make more than one  advance  of  principal.  If this is closed end credit,  repaying a part of the  principal  will not  entitle  me to  additional credit.

SET-OFF - I agree  that you may set off any amount  due and  payable  under this note against any right I have to receive money from you. "Right to receive money from you" means:

(1)  any deposit account balance I have with you;

(2)  any money owed to me on an item presented to you or in your  possession for collection or exchange; and

(3)  any repurchase agreement or other nondeposit obligation.

     "Any  amount due and  payable  under this note"  means the total  amount of which you are  entitled  to demand  payment  under the terms of this note at the time you set off.  This total  includes  any  balance the due date for which you properly  accelerate  under this note.  If my right to receive money from you is also owned by someone who has not agreed to pay this note, your right of set-off will apply to my interest  in the  obligation  and to any other  amounts I could withdraw on my sole request or endorsement. Your right of set-off does not apply to an account or other obligation where my rights are only as a  representative.
It  also  does  not  apply  to  any  Individual   Retirement  Account  or  other
tax-deferred  retirement account. You will not be liable for the dishonor of any check when the dishonor  occurs  because you set off this debt against any of my accounts.  I agree to hold you harmless from any such claims arising as a result of your exercise of your right to set-off.

DEFAULT - I will be in default if any or more of the following occur: (1) I fail to make a payment on time or in the amount due;  (2) I fail to keep the Property insured,  if required;  (3) I fail to pay, or keep any  promise,  on any debt or agreement I have with you;  (4) any other  creditor of mine  attempts to collect any  debt  I  owe  him  through  court  proceedings;  (5)  I  die,  am  declared incompetent,  make an  assignment  for  the  benefit  of  creditors,  or  become insolvent  (either because of my liabilities  exceed my assets or I am unable to pay my debts as they become  due);  (6) I make any written  statement or provide any  financial  information  that is  untrue  or  inaccurate  at the time it was provided;  (7) I do or fail to do something which causes you to believe you will have  difficulty  collecting the amount I owe you; (8) any  collateral  securing this note is used in a manner or for a purpose which threatens confiscation by a legal authority; (9) I change my name or assume an additional name without first notifying you before making such a change;  (10) I fail to plant,  cultivate and harvest crops in due season if I am a producer of crops;  (11) any loan proceeds are used for a purpose  that will  contribute  to  excessive  erosion  of highly erodible  land or to the  conversion  of  wetlands  to produce  an  agricultural commodity, as further explained in 7 C.F.R. Part 1940, Subpart G, Exhibit M.

REMEDIES - If I am in default on this note you have, but are not limited to, the following remedies:

(1)  You  may  demand  immediate  payment  of  all I owe  you  under  this  note
     (principal, accrued unpaid interest and other accrued unpaid charges).

(2)  You may set off this debt  against any right I have to the payment of money from you, subject to the terms of the "SET-OFF" paragraph herein.

(3)  You may demand security,  additional security,  or additional parties to be obligated to pay this note as a condition for not using any other remedy.

(4)  You may refuse to make advances to me or allow purchases on credit by me.

(5)  You may use any remedy you have under state or federal law.

(6)  You may make use of any remedy given to you in any agreement  securing this note.

     By  selecting  any one or more of  these  remedies  you do not give up your right to use later any other  remedy.  By waiving your right to declare an event to be a  default,  you do not waive  your  right to  consider  later the event a default if it continues or happens again.

COLLECTION  COSTS  AND  ATTORNEY'S  FEES  - I agree  to pay all  costs of collection, replevin or any other or similar type of cost if I am in default. In addition,  if you hire an attorney to collect this note, I also agree to pay any fee you incur with such attorney  plus court costs  (except where  prohibited by law). To the extent permitted by the United States Bankruptcy Code, I also agree to pay the reasonable  attorney's  fees and costs you incur to collect this debt as awarded  by any court  exercising  jurisdiction  under the  Bankruptcy  Code.

WAIVER - I give up my rights to  require  you to do certain  things.  I will not require  you to:

(1) demand  payment of amounts  due  (presentment);

(2) obtain official certification of nonpayment (protest);  or

(3)  give notice that  amounts due have not been paid  (notice of  dishonor).  I waive any defenses I have based on suretyship of impairment of collateral.

OBLIGATIONS  INDEPENDENT - I understand that I must pay this note even if someone else has also agreed to pay it (by, for example,  signing this form or a separate guarantee or endorsement).  You may sue me alone, or anyone else who is obligated on this note, or any number of us together,  to collect this note. You may without  notice release any party to this  agreement  without  releasing any other party. If you give up any of your rights,  with or without notice, it will not affect my duty to pay this note.  Any  extension of new credit to any of us, or renewal  of this note by all or less than all of us will not  release me from my duty to pay it. (Of course,  you are entitled to only one payment in full.) I agree that you may at your option  extend this note or the debt  represented  by this note,  or any portion of the note or debt,  from time to time without limit or notice and for any term without  affecting  my  liability  for payment of the note. I will not assign my obligation  under this  agreement  without your prior written approval.

FINANCIAL  INFORMATION  - I agree  to  provide  you,  upon  request,  any financial  statement or information you may deem  necessary.  I warrant that the financial  statements and  information I provide to you are or will be accurate, correct and complete.

SIGNATURES:  I AGREE TO THE TERMS OF THIS AGREEMENT (INCLUDING THOSE ON PAGES
1 AND 2). I have received a copy on today's date.

---------------------------------------
United Trust Group, Inc.
37-1172848

By  /s/ Randall L. Attkisson
      Randall L. Attkisson
      PRESIDENT

By  /s/ Theodore C. Miller
     Theodore C. Miller
     SECRETARY

SIGNATURE FOR LENDER:_____________________________________________________